Exhibit 99.1
FOR IMMEDIATE RELEASE
Julia Hallisey
Investor Relations
Tel: +1-203-504-1063
Aircastle Announces Quarterly Dividend
Stamford, CT. March 13, 2009 — Aircastle Limited (NYSE: AYR) announced today that its Board of Directors declared a first quarter cash dividend on its common shares of $0.10 per share, payable on April 15, 2009 to shareholders of record on March 31, 2009.
Aircastle announces dividends on a quarterly basis, separately from quarterly earnings announcements.
About Aircastle Limited
Aircastle Limited is a global company that acquires, leases and sells high-utility commercial jet aircraft to airlines throughout the world. As of December 31, 2008 Aircastle’s aircraft portfolio consisted of 130 aircraft comprising a variety of passenger and freighter aircraft types that were leased to 55 lessees located in 31 countries.
For more information regarding Aircastle and to be added to our email distribution list, please visit http://www.aircastle.com.